August 27, 2002

Press Release
Contact:
John C. Stoddart Shareholder Relations Officer 484-881-4141 john.stoddart@fnbchestercounty.com
First National Bank of Chester County Announces Promotion!
 (August 16, 2002) First Chester County Corporation (OTC:FCEC), Parent company of First National Bank of Chester County (“the Bank”) is pleased to announce the promotion of James M. McLaughlin. Congratulations to Mr. McLaughlin who has been promoted to the position of Senior Vice President in charge of the Commercial Mortgage Department.

As Department Head of Commercial Mortgage area, Mr. McLaughlin has responsibility for the management and growth of more than $190 million in loan assets for First National Bank of Chester County. Jim joined First National Bank team in September of 1999, and has been instrumental in the growth of the department, particularly during 2000 and 2001.